Exhibit 10.1

March 19, 2007

Mr. Larry Roesel
3143 White Eagle Drive
Naperville, IL 60564

Dear Larry:

On behalf of AutoZone, I am delighted to offer to you the position of Senior Vice President, Commercial, subject to Board approval (anticipated to be March 21, 2007), reporting directly to me. This position is a member of the Executive Committee.

Our offer includes a base salary of $350,000 per annum plus an annual bonus target of 60% of your base salary. You will be eligible for a performance and salary review at the end of Fiscal 2007. We will guarantee your Fiscal 2007 Bonus at a minimum 100% payout, prorated for your time in position for Fiscal 2007. Actual bonus awards for Fiscal 2007 will be determined by the achievement of pre-defined Company and Business Unit objectives. Bonus can therefore be less than target, but can also exceed targets based on above-plan performance.

AutoZone will provide a gross sign-on bonus of $25,000, payable 1/2 up front and 1/2 after one year of service. Tax withholding and other reasonable and customary deductions will be deducted from the $25,000 gross payment.

Subject to the approval of the Compensation Committee of the Board of Directors of AutoZone, Inc., you will receive an initial AutoZone, Inc. common stock option grant of 20,000 non-qualified stock options, which will be granted in accordance with the AutoZone, Inc. 2006 Stock Option Plan. These options will be presented to the Compensation Committee for consideration at or before the next meeting of the Compensation Committee which occurs after your start date. Thereafter, on an annual basis, beginning on or around October 2007, subsequent grants will be determined by pre-defined performance achievements and the established annual range of options. All stock option grants are made by the Compensation Committee of the Board of Directors of AutoZone. Notwithstanding, any and all Stock Option Plans and future grants are subject to change or may be discontinued at any time.

Our offer of employment also includes relocation support, outlined in the Relocation Policy you will receive. This includes coverage for the home sale and purchase transaction costs, personal goods shipment, and suitable temporary housing. The cap for eligibility for the home sale program will be a home sale value not to exceed $750,000. We will also include a one-time miscellaneous gross payment of $10,000, as noted in the relocation policy (minus tax withholding and other customary deductions).

You will be eligible to participate in AutoZone's full group benefit programs, which currently include medical, dental, vision, life and 401(k) program (subject to the terms and conditions of each program). There is also a company paid Executive Disability Plan to include short-term and long-term disability.

As a Senior Vice President, you are eligible to participate in our Executive Medical Health Plan and the Executive Stock Purchase Plan. You are also eligible for four weeks of vacation. These benefits are granted and reviewed on an annual basis. All benefits are subject to review and may change from time to time.

Notwithstanding, your employment will be “at will” and terminable at any time.

Larry, the entire Executive Committee and the Board are enthusiastic about you joining our team. I am personally looking forward to your positive response and to working with you for many years to come. Please feel free to call me or Tim Briggs if you have any questions.

Sincerely,

/s/ Bob
Bob Olsen
Executive Vice President
Store Operations, Commercial, and Mexico